NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 23, 2021	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Indianapolis, IN…Yesterday the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2020 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 3.00% and 1.75%, respectively. This difference in dividend rates reflects the Board's discretion under our amended capital plan effective September 26, 2020 to declare a higher rate on activity-based stock than non-activity-based stock.

The dividends will be paid in cash on February 24, 2021.

"We’re pleased to pay out a higher Class B-2 activity-based dividend rate as a reward to members that use FHLBank Indianapolis in support of their liquidity needs," President and CEO Cindy Konich said. "Notably, now members approved to participate in our Mortgage Purchase Program can also elect to acquire activity-based stock reflective of their MPP transactions."

Earnings Highlights
Net income for the fourth quarter of 2020 was $30 million, a decrease of $17 million compared to the corresponding quarter in the prior year due substantially to lower earnings on the portion of the Bank's assets funded by its capital, and accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans, each driven by the decline in market interest rates.
Net income for the year ended December 31, 2020 was $88 million, a decrease of $54 million compared to the prior year due substantially to accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans, and lower earnings on the portion of the Bank's assets funded by its capital, each driven by the decline in market interest rates. These decreases were partially offset by additional net interest income1 resulting from the Bank's growth in average asset balances.

Because of the Bank's relatively low net interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets, a portion of which is short-term.

1        FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

Hedging gains (losses) on qualifying fair-value hedging relationships2 are reported in net interest income. As a result, net interest income for the fourth quarter of 2020 and 2019 included net hedging gains of $12 million and $8 million, respectively. Net interest income for the years ended December 31, 2020 and 2019 included net hedging losses of $(12) million and $(24) million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, we expect that nearly all of the gains and losses on these financial instruments will reverse over the remaining contractual terms of the hedged items.

Affordable Housing Program Allocation 3
For the year ended December 31, 2020, FHLBank Indianapolis allocated $11 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full-year 2020 AHP allocations will be available to the Bank's members in 2021 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest income (1)	$142	$394	$853	$1,753
Interest expense	70	324	590	1,515
Net interest income	72	70	263	238
Other income (loss) (2)	(9)	11	(55)	20
Other expenses	30	28	109	99
AHP assessments	3	6	11	17

Net income	$30	$47	$88	$142

(1)    Includes net interest settlements on fair-value hedges.
(2)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

2    The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
3    Each year Federal Home Loan Banks ("FHLBanks") allocate to the AHP 10% of earnings, defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights
Total assets at December 31, 2020 were $65.9 billion, a net decrease of $1.6 billion, or 2%, from December 31, 2019, driven by net decreases in mortgage loans held for portfolio and advances outstanding to members, partially offset by a net increase in mortgage-backed securities issued by U.S. government-sponsored enterprises.
Advances 4
Advances outstanding at December 31, 2020, at carrying value, totaled $31.3 billion, a net decrease of $1.1 billion, or 3%, from December 31, 2019. The par value of advances outstanding decreased by 5%, which included a net decrease in short-term advances of 14% and a net increase in long-term advances of 0.5%.

The par value of advances to depository institutions - comprising commercial banks, savings institutions and credit unions - and insurance companies increased by 3% and decreased by 14%, respectively. The decrease was due to repayments by our captive insurance borrowers whose memberships terminated as required by February 19, 2021. Excluding those repayments, advances to non-captive insurance companies increased by 2%. Advances to depository institutions, as a percent of total advances outstanding at par value, were 57% at December 31, 2020, while advances to insurance companies were 43%.
Mortgage Loans Held for Portfolio 5
Purchases of mortgage loans from the Bank's members for the year ended December 31, 2020 totaled $2.1 billion. Mortgage loans held for portfolio at December 31, 2020 totaled $8.5 billion, a net decrease of $2.3 billion, or 21%, from December 31, 2019, as principal repayments by borrowers significantly outpaced the Bank's purchases during the year.

Liquidity 6
The liquidity portfolio at December 31, 2020 totaled $10.7 billion, a net increase of $626 million, or 6%, from December 31, 2019. Cash and short-term investments increased by $548 million, or 11%, to $5.6 billion. U.S. Treasury securities, classified as trading securities, increased by $78 million, or 2%, to $5.1 billion. As a result, cash and short-term investments represented 52% of the liquidity portfolio at December 31, 2020, while U.S. Treasury securities represented 48%.

Consolidated Obligations 7
FHLBank Indianapolis' consolidated obligations outstanding at December 31, 2020 totaled $60.0 billion, a net decrease of $2.4 billion, or 4%, from December 31, 2019, which reflected the net decrease in the Bank's total assets.

4    Advances are secured loans that FHLBank Indianapolis provides to its member institutions.
5     FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
6    The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury securities.
7 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

Capital 8
Total capital at December 31, 2020 was $3.5 billion, a net increase of $293 million, or 9%, from December 31, 2019. Such increase was substantially due to proceeds from the issuance of capital stock in connection with member advance activity.
The Bank's regulatory capital-to-assets ratio9 at December 31, 2020 was 5.45%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	December 31, 2020	December 31, 2019
Advances	$31,347	$32,480
Mortgage loans held for portfolio, net	8,516	10,815
Cash and short-term investments	5,627	5,079
Investment securities and other assets (1)	20,435	19,137

Total assets	$65,925	$67,511

Consolidated obligations	$59,950	$62,392
MRCS	251	323
Other liabilities	2,274	1,639
Total liabilities	62,475	64,354

Capital stock (2)	2,208	1,974
Retained earnings (3)	1,137	1,115
Accumulated other comprehensive income	105	68
Total capital	3,450	3,157

Total liabilities and capital	$65,925	$67,511

Total regulatory capital (4)	$3,596	$3,412

Regulatory capital-to-assets ratio	5.45%	5.05%

(1)    Includes trading, held-to-maturity and available-for-sale securities.
(2)    Putable by members at par value.
(3)    Includes restricted retained earnings at December 31, 2020 and December 31, 2019 of $268 million and $251 million, respectively.
(4)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of December 31, 2020, and results for the year then ended will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Annual Report on Form 10-K, which we intend to file by mid-March.

8    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
9    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.